Exhibit 22.1
List of Guarantor Subsidiaries of MGM Growth Properties Operating Partnership LP
The subsidiaries of MGM Growth Properties Operating Partnership LP (the “Operating Partnership”) listed below have fully and unconditionally guaranteed the Operating Partnership’s (i) 5.625% senior notes due 2024, (ii) 4.500% senior notes due 2026, (iii) 5.750% senior notes due 2027, (iv) 4.500% senior notes due 2028 and (v) 4.625% senior notes due 2025 (collectively, the “Notes”), in each case issued by the Operating Partnership and MGP Finance Co-Issuer, Inc. (the “Co-Issuer”). The Operating Partnership and the Co-Issuer are each subsidiaries of MGM Growth Properties LLC, and the Co-Issuer is a wholly owned subsidiary of the Operating Partnership.

Name of Subsidiary	Issuer/Guarantor Status
MGP Finance Co-Issuer, Inc.	(1)
MGP Lessor Holdings, LLC	(2)
MGP Lessor, LLC	(2)
MGP Lessor II, LLC	(2)
MGP Yonkers Realty Sub, LLC (3)	(2)
YRL Associates, L.P. (3)	(2)
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(1)	Co-Issuer of the Notes.
(2)	Guarantor of the Notes.
(3)	With respect to the 4.625% notes due 2025, the guarantees by MGP Yonkers Realty Sub, LLC and YRL Associates, L.P. are subject to receipt of all necessary gaming regulatory approvals

41086.01500